Exhibit 8.1

PolyMet Mining Corp.
Subsidiaries

Name of Subsidiary	Ownership % of PolyMet Mining Corp.	Jurisdiction of Incorporation	Names Under Which They Do Business
Poly Met Mining, Inc.	100%	State of Minnesota	Poly Met Mining, Inc.
Fleck Minerals Inc.	100%	Ontario, Canada	Fleck Minerals Inc.